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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                   FORM 12b-25

                           Notification of Late Filing


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  [X[ Form 10-KSB [ ] Form 11-K [ ] Form 20-F [ ] Form 10-QSB [ ] Form N-SAR


                          For Year Ended: June 30, 2001


Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                       N/A
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PART I - REGISTRANT INFORMATION

                           GLENGARRY HOLDINGS LIMITED
                           --------------------------
               (Exact Name of Registrant as Specified in Charter)

                                       n/a
                                       ---
                                  (Former Name)

           P.O. Box HM1154, 10 Queen Street, Hamilton, HM EX, Bermuda
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                     (Address of Principal Executive Office)

                                      12167
                                      -----
                                   (Zip Code)


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PART II - RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-F, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time:

         On June 29, 2001 the registrant made a material acquisition which was reported on Form 8-K, as amended with audited financial statements of the acquired subsidiary. The Form 10-KSB could not be filed timely without unreasonable effort or expense because of the time necessary to gather information about the acquired subsidiary and receive third-party confirmation relating to certain non-U.S. assets held by the subsidiary as of June 30, 2001.

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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Herbert H. Sommer               (516) 228-8181

(2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer no, identify report(s).

                 [X]   YES                                    [ ]   NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                 [X]   YES                                    [ ]   NO

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and; if appropriate, state the reasons why a reasonable estimate of the results can not be made.

It is anticipated that the Annual Report will reflect the changes in results of operations and assets from the prior fiscal year consistent with the acquisition of material assets previously reported.

     GLENGARRY HOLDINGS LIMITED has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  September 28, 2001                  GLENGARRY HOLDINGS LIMITED



                                            By:   /s/ Jacqueline Antin
                                                ----------------------------
                                                Jacqueline Antin, CFO




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                                    ATTENTION
   Intentional misstatements or omissions of act constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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